UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 2, 2005

HASTINGS ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)
TEXAS
(State or other jurisdiction of incorporation or organization)

000-24381	75-1386375
(Commission File Number)	(I.R.S. Employer Identification Number)

3601 Plains Blvd, Amarillo, Texas	79102
(Address of principal executive offices)	(Zip Code)
(806) 351-2300
(Registrant’s telephone number, including area code)
NONE
(Former name, former address and former fiscal year,
if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

HASTINGS ENTERTAINMENT, INC.
Item 1.01. Entry into a Material Definitive Agreement.
See Item 5.02 for a description of a severance agreement entered into by the Company with a resigning officer.
Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
In connection with the review of our fiscal 2004 Annual Report on Form 10-K and our first quarter 2005 Quarterly Report on Form 10-Q, the Staff of the Securities and Exchange Commission (the “Staff”) issued a comment letter. Among other things, the Staff commented on our treatment of purchases of rental videos as an investing activity in our Statement of Cash Flows.
Historically, we have classified purchases of rental videos as an investing cash outflow in our Statement of Cash Flows, consistent with industry practice. To provide transparency, we have disclosed the amount of rental videos transferred to merchandise inventory (based on the lower of cost or market) at the time of sale in the Notes to the Consolidated Financial Statements. Also, we have reported in Management’s Discussion and Analysis a reconciliation to GAAP of the non-GAAP financial measures EBITDA (a widely used indicator of a company’s ability to service debt) and Adjusted EBITDA (an indicator of a company’s ability to service debt following the procurement of rental videos). These reconciliations set out the GAAP amounts of rental video purchases and rental video depreciation for each period.
Notwithstanding our disclosures, the Staff has taken the position that non-catalog rental videos (i.e., video units we estimate will have a rental life of less than one year) are similar to inventory and the purchases of such videos should be classified as operating cash outflows consistent with our historical presentation of the sale of such videos through our used video offerings as operating cash inflows in the Statement of Cash Flows.
Accordingly, we agreed on December 2, 2005 to reclassify purchases of non-catalog rental videos as cash outflows from operating activities in our Statement of Cash Flows, beginning with our Quarterly Report on Form 10-Q for the third fiscal quarter of 2005. Although currently immaterial, we will also reclassify on our balance sheet rental videos that have been converted to previously viewed tapes (“PVTs”) for sale, from ‘Property and equipment’ to ‘Merchandise inventories.’ In the future, the transfer to ‘Merchandise Inventories’ will occur at the time of conversion.
Consequently, we will restate our Statements of Cash Flows for the three years ended January 31, 2005 and our Balance Sheets for the two years ended January 31, 2005 included in our fiscal 2004 Annual Report on Form 10-K and the Statements of Cash Flows and Balance Sheets included in our Quarterly Reports on Form 10-Q for the first and second quarters of fiscal 2005. This restatement will have no effect on Net Income or Shareholders’ equity for any period restated.
On December 2, 2005, based on the recommendations of Management and the Audit Committee, the Board of Directors approved the aforementioned restatement. Based solely on the restatement, the Board concluded that the previously issued financial statements for those periods should no longer be relied upon. The matters disclosed in this report have been discussed with Ernst & Young, LLP, our independent auditor. We anticipate that amendments to our reports containing restated financial statements will be filed with the SEC by January 16, 2006.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Hastings Entertainment, Inc. announces that Michael Rigby was elected Senior Vice President of Merchandising of the company, effective December 7, 2005. Mr. Rigby most recently served for five years as Senior Vice President of Alliance Entertainment Corporation (AEC), the largest wholesale distributor of prerecorded music and movies in the nation. Previously, Mr. Rigby spent four years as President and CEO of Fresh Picks, Inc., a provider of retail music services to the supermarket sector, as well as four years as Senior National Buyer with Circuit City Stores, Inc.
Mr. Rigby replaces James S. Hicks, Vice President of Product, who is resigning from the company, also effective December 7, 2005.
In connection with his resignation, the Company is entering into a Severance Agreement and Release with Mr. Hicks, dated December 7, 2005. Under the Severance Agreement and Release, the Company will provide severance benefits to Mr. Hicks consisting of his current base salary for up to thirteen (13) months and a payment equal to his annualized bonus under the Company’s Corporate Officer Incentive Plan, amounting to a total cash payment of up to approximately $198,000. The Company will also reimburse Mr. Hicks’s COBRA payments for a period up to thirteen (13) months. Mr. Hicks will also be vested in 15,000 previously granted, but unvested, stock option shares with exercise prices of between $2.995 and $3.385 per share, and have the right to exercise them for a period of ninety (90) days from December 7, 2005.
Mr. Rigby’s employment will be at-will. He will receive a salary of $170,000 per year. He will be eligible for an annual bonus ranging from 41% to 150% of eligible salary.
Mr. Rigby will receive stock option grants of 10,000.

HASTINGS ENTERTAINMENT, INC.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 8, 2005	Hastings Entertainment, Inc.
(Registrant)

By:	/s/ Dan Crow

Dan Crow
Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)